Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the financial statements of NovaStar Financial, Inc. dated March 14, 2006 (August 29, 2006 as to Notes 1, 12, 15, 16 and 19) and management's report on the effectiveness of internal control over financial reporting dated March 14, 2006, appearing in the Current Report on Form 8-K of NovaStar Financial, Inc. filed with the Securities and Exchange Commission on September 1, 2006.

/s/ Deloitte & Touche LLP

Kansas City, Missouri

November 29, 2006